Exhibit 10.1

January 4, 2008

Ms. Ellen O. O’Hara

Re:	Separation Agreement and Release

Dear Ellen:

This letter constitutes the Separation Agreement and Release (the “Agreement”) between you and EFJohnson Company, and its parent, subsidiary and/or affiliated companies, (collectively referred to as the “Company”), and sets forth the terms of your transitional duties and separation from employment with the Company.

1. Separation Date. Today will be the last day of your employment with the Company (“Separation Date”). You acknowledge and agree that, except as provided herein, this Agreement terminates the Employment Agreement between you and the Company which was entered January 6, 2005 (the “Employment Agreement”), and satisfies all notice requirements under such Employment Agreement.

2. Severance Pay. If you enter into this Agreement and on or within twenty-one (21) days after the Separation Date you return to the Company this signed Agreement, and allow it to become effective by not revoking it under paragraph 9 herein, the Company will pay you Severance Pay equal to twelve (12) months base salary in the total gross amount of $260,000. Such payments will be made on the Company’s regularly scheduled paydays for twelve months and are subject to standard payroll deductions and withholdings. These payments will begin on the first payroll date following the Effective Date of this Agreement and will continue for twelve (12) months thereafter (the “Severance Period”). You agree that you are not otherwise entitled to this Severance Pay.

Notwithstanding the foregoing, the Company’s obligation to pay the Severance Pay shall be offset by any other source of earned income during the Severance Period, whether through employment, self-employment, barter, consulting or otherwise. You shall have an affirmative obligation to report any such other source of earned income to the Company throughout the Severance Period on a monthly basis to Michael Gamble, VP Administration.

During the Severance Period, you agree to fully cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any business relationships, and the orderly transfer of your institutional knowledge to such other persons as may be designated by the Company. You also agree to be available by telephone during reasonable business hours and will respond within a reasonable time to any inquiries or requests from the Company.

3. Accrued Salary and Vacation. By signing this Agreement, you agree that the Company has paid you all accrued salary, benefits or other type of remuneration, through the Separation Date, subject to standard payroll deductions and withholdings with the exception of your final paycheck and accrued, unused vacation pay. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation (including any base salary, bonus or commissions), stock options, severance or benefits after the Separation Date, with the sole exception of any benefit in which you have a vested right pursuant to any written ERISA-qualified benefit plan (e.g., 401(k) plan).

4. Health Insurance. During the Severance Period, you will be provided such coverage as you had at the time of the Separation Date (with the exception of Long Term Care, 401(k), Life Insurance, Short Term Disability Insurance and Long Term Disability Insurance), for yourself and/or any dependents, at the same premium rate as current employees, and the Company will pay the difference. Thereafter, you may continue such benefits entirely at your own expense.

5. Expense Reimbursements and Expenses Charged to Company Credit Card(s). You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these business expenses pursuant to its policies and reasonable business practices. In addition, you agree that if the Company, following notice to you and opportunity for you to respond, makes a reasonable, good faith determination that certain of your charges made on the Company credit card at any time during your use of such Company credit card were inappropriate, improper, or were not reasonably incurred on behalf of the Company, then the Company shall offset such amounts against all compensation you will receive pursuant to this Agreement.

6. Confidential Information/Non-Compete Obligations. You acknowledge and reaffirm your continuing obligations under Paragraphs 2 and 3 of your Employment Agreement entered January 6, 2005, including but not limited to your obligation not to use or disclose any confidential or proprietary information of the Company and not to compete with the Company or solicit the customers or suppliers of the Company for a period of 12 months. You are obligated to abide by the terms of these agreements whether or not you accept this Agreement. You further acknowledge your obligation under paragraphs 16 and 17 of the Employment Agreement in advance of accepting any competitive employment. You hereby acknowledge that you have returned all Company property to the Company and that you are not in possession of any of the Company’s proprietary materials or copies thereof, in accordance with paragraph 15 of the Employment Agreement.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee or independent contractor of the Company. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or other legal process that seeks or might require your cooperation or your disclosure or production of the existence or terms of this Agreement, and to furnish to the Company, within three (3) business days of its receipt, a copy of such court order, subpoena or other legal process.

8. Release of Claims. Except with respect to obligations undertaken in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, partnership interests, or any other ownership interests in the Company; (3) all claims for breach of contract under any employment agreement, partnership agreement, or any other agreement whether written or oral, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Texas Labor Code, the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990, and the Age Discrimination in Employment Act (as amended) (“ADEA”). Notwithstanding the foregoing, nothing in this paragraph shall be construed in any way to release the Company from any obligation to indemnify you pursuant to the articles and bylaws of the Company or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

9. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to Michael Gamble; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

10. Cooperation with the Company. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, litigation, or other matters, arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Cooperation includes, without limitation, making yourself available upon reasonable notice for interviews, and truthful and accurate testimony in depositions and trial. The Company will reimburse you for your reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding attorneys’ fees, forgone wages, salary, or other compensation); no other compensation will be owed to you for such cooperation.

11. Entire Agreement/Survival of Portions of Employment Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter herein, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, related thereto, except that paragraphs 2, 3, 4, 6, 15, 16, and 17 of the Employment Agreement between you and the Company entered January 6, 2005. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

12. Non-Disparagement. You agree that you will refrain from making any defamatory, libelous, slanderous or disparaging statements (including any derogatory statements regarding the business or reputation of the Company), orally or in writing, except for truthful statements required by law or legal process.

13. Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement will bind the heirs, personal representatives, successors and assigns of the parties, and inure to the benefit of the parties, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. We appreciate all of your contributions to the Company and wish you all the best in your future endeavors.

Sincerely,

For the Company:

By:	/s/ Michael B. Gamble
Michael B Gamble
VP Administration

UNDERSTOOD AND AGREED:

/s/ Ellen O. O’Hara	January 4, 2008
Ellen O. O’Hara	Execution Date